UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2014

PASSUR AEROSPACE, INC.

(Exact name of registrant as specified in its charter)

New York	0-7642	11-2208938
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

One Landmark Square, Suite 1900 Stamford, CT (Address of principal executive offices)	06901 (Zip Code)

(203) 622-4086

(Registrant’s telephone number, including area code)

Not Applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Election of Director.

On December 17, 2014, the Board increased the number of directors constituting the entire Board from ten to eleven and appointed Ron Rose as a director of the Company effective immediately. Mr. Rose is expected to be named to serve on the Compensation Committee of the Board prior to the Company’s 2015 Annual Meeting of Stockholders.

Mr. Rose was not selected as a director pursuant to any arrangements or understandings with the Company or with any other person and there are no transactions between Mr. Rose and the Company that would require disclosure under Item 404(a) of Regulation S-K.

In connection with his appointment, Mr. Rose was granted an option to purchase 30,000 shares of the Company’s common stock at an exercise price of $3.55 per share and became eligible to receive cash compensation (including per meeting fees) and annual option grants, each in connection with the Company’s director compensation policies. The stock options vest ratably over a five-year period in equal annual increments. The vesting and other terms of the option grant were determined in accordance with the policies set forth in the Company’s 2009 Stock Incentive Plan, as amended in fiscal years 2010 and 2011.

Mr. Ronald V. Rose, age 63, serves as the Chief Executive Officer of Decisyon, Inc., a company which accelerates business process improvement through collaborative business intelligence. Prior to Decisyon, Mr. Rose served as Senior Vice President of Dell.com at Dell Inc., where he ran a multi-billion dollar B2B business unit. Prior to Dell, Mr. Rose served as Chief Information Officer of Priceline.com and helped the company make the transition from a pre-IPO startup to a multi-billion dollar international travel company. Mr. Rose began his career at Delta Air Lines focusing on transaction systems. Mr. Rose holds a Bachelor of Science degree from Tulane University and the University of Aberdeen Scotland. Mr. Rose received a Masters of Science in Information Technology from the Georgia Institute of Technology. Mr. Rose is a private pilot.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PASSUR AEROSPACE, INC. (Registrant)

Date: December 22, 2014	By:	/s/ Jeffrey P. Devaney
Jeffrey P. Devaney Chief Financial Officer, Treasurer and Secretary